Exhibit 99.2

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Note: The information contained in this item has been updated to reflect PMT’s change in segment definitions as a result of the development of management reporting used by the Company’s chief operating decision maker. The resulting changes are discussed further in Note 1 and Note 31 to the financial statements. For significant developments since the filing of the 2016 form 10-K, refer to PMT Quarterly Reporting on Form 10-Q for the quarter ended March 31, 2017.

Results of Operations

The following is a summary of our key performance measures:

	Year ended December 31,
	2016	2015	2014
	(in thousands, except per share amounts)
Net investment income	$272,088	$248,765	$356,741
Expenses	(210,325)	(175,461)	(177,277)
Benefit from income taxes	14,047	16,796	15,080
Net income	$75,810	$90,100	$194,544
Pre-tax income by segment:
Correspondent production	$73,842	$36,390	$10,960
Credit sensitive strategies	17,288	66,038	$206,738
Interest rate sensitive strategies	14,041	20,516	$23,371
Corporate	(43,408)	(49,640)	(61,605)
	$61,763	$73,304	$179,464
Earnings per share:
Basic	$1.09	$1.19	$2.62
Diluted	$1.08	$1.16	$2.47
Dividends per share:
Declared	$1.88	$2.16	$2.40
Paid	$1.88	$2.30	$2.38
Per share closing prices:
During the year:
High	$17.21	$22.99	$24.44
Low	$11.21	$14.42	$20.40
At year end	$16.37	$15.26	$21.09

At year end:
Total assets (in thousands)	$6,357,502	$5,826,924	$4,897,258
Book value per share	$20.26	$20.28	$21.18

During the year ended December 31, 2016, we recorded net income of $75.8 million, or $1.08 per diluted share. During the year ended December 31, 2015, we recorded net income of $90.1 million, or $1.16 per diluted share. During the year ended December 31, 2014, we recorded net income of $194.5 million, or $2.47 per diluted share.

Our net income decreased during the year ended December 31, 2016, as compared to the same period in 2015, primarily due to a $48.8 million decrease in pretax income in our credit sensitive strategies segment. Pretax income in the credit sensitive strategies segment was $17.3 million during the year ended December 31, 2016 compared to $66.0 million for the same period in 2015. During the year ended December 31, 2016, our credit sensitive strategies segment recognized net investment income totaling $66.3 million, a decrease of $42.1 million from $108.3 million during the same period in 2015.

The decrease in pretax income in our credit sensitive strategies segment was primarily due to losses from our investments in distressed mortgage loans at fair value, which reflect the effects of our expectations of longer liquidation periods and lower home price appreciation for certain of our nonperforming loans and higher redefault expectations for our reperforming mortgage loans. Longer liquidation periods have the effect of increasing holding costs, which in turn reduce our cash flow expectations from the mortgage loans, and decrease the present value of the expected cash flows upon which the determination of fair value is based. The losses in our distressed mortgage loan portfolio were partially offset by increased gains in our CRT Agreements.

In our correspondent production activities, our net investment income increased by $68.1 million during the year ended December 31, 2016, as compared to the same period in 2015, from $100.4 million to $168.5 million. Our net gain on mortgage loans acquired for sale increased due to both the increase in mortgage loan volume and higher margins, both of which were driven by an increased market size and a larger number of approved originators selling mortgage loans to us.

Our net income decreased during 2015 as compared to 2014, primarily due to a decrease in pretax income in our credit sensitive strategies segment of $140.7 million, or 68%, from $206.7 million to $66.0 million. During 2015, we recognized net investment income totaling $108.3 million from our credit sensitive strategies, a decrease of $146.6 million, or 58%, from $254.9 million during 2014. The decrease in net investment income in our credit sensitive strategies segment was largely attributable to a $134.4 million decrease in gains in our portfolio of distressed mortgage loans, which reflects the effects of slower appreciation in fair value of the real estate collateralizing our distressed mortgage loans during 2015 as compared to 2014.

In our correspondent production activities, our net investment income increased during 2015 compared to 2014 by $37.5 million, or 60%, from $62.9 million to $100.4 million. We sold approximately 21% more loans to nonaffiliates, as measured by UPB, during the year ended December 30, 2015, as compared to the same period in 2014. Our net gain on mortgage loans acquired for sale increased due to both the increase in mortgage loan volume and higher margins partially driven by optimization of outlets and delivery methods.